Exhibit 10.45

GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver of Claims Agreement (this “Release”) is entered into effective as of January     , 2024, by and between Middlefield Banc Corp., its subsidiaries and affiliates (sometimes referred to hereinafter, individually and collectively, as “MBC”) and James R. Heslop, II (hereinafter “Executive”). MBC and Executive will hereinafter be collectively referred to as the “Parties”.

BACKGROUND INFORMATION

Executive is a long-term employee and a director of Middlefield Banc Corp. and The Middlefield Banking Company. Executive intends to voluntarily terminate his employment with Middlefield Banc Corp. and The Middlefield Banking Company, effective January 1, 2024, and to terminate his service as a member of the boards of directors of Middlefield Banc Corp. and The Middlefield Banking Company and subsidiaries of each such entity, effective December 31, 2023.  In exchange for Executive granting the release of claims set forth herein in favor of MBC, MBC is prepared to pay Executive the amounts set forth herein which MBC is not otherwise legally obligated to pay.

STATEMENT OF AGREEMENT

The Parties to this Release hereby acknowledge the accuracy of the above Background Information and in consideration of the premises and mutual covenants contained in this Release, the Parties agree as follows:

1.

General Release of Claims. In consideration of the payments and benefits that Executive is entitled under this Release, Executive, his heirs, estate, executors, administrators, successors, and other personal representatives (collectively, the “Releasors”) RELEASE, WAIVE, REMISE, AND FOREVER DISCHARGE MBC, as defined in this Release and, for purposes of this Section 1, as further defined to include all of MBC’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions and corporations, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities (all hereinafter referred to in this Section 1 as the “Released Parties”), from any and all claims, demands, administrative charges, complaints, legal rights, compensation, obligation, actions, interests, debts, liabilities, damages, costs, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal, equitable, or administrative, whether known or unknown which Releasors may now have against the Released Parties, either individually, jointly, or severally, based upon acts or omissions that have occurred from the beginning of time to the effective date of this Release, of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law (“Claims”), including without limitation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; Claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; and the Comprehensive Omnibus Budget Reconciliation Act; including any amendments to or regulations promulgated under those statutes and including the similar laws of any state, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance.

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.

The release in this Section 1 does not apply to claims arising under any of the agreements identified in Section 6 hereof; provided, however, Executive represents and warrants that to the best of his knowledge as of the date of this Release, there are no claims related to any of the agreements set forth in Section 6 hereof.

The release in this Section 1 does not apply to claims arising after the effective date of this Release or to any previously vested rights Releasors may have under MBC’s medical, dental, and/or vision insurance plans, stock option plans, retirement plans, or any claims for workers’ compensation benefits. The release in this Section 1 does not apply to any claims that Releasors may not, by law, release through an agreement such as this; MBC’s obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of MBC; obligations with respect to insurance coverage under any of MBC’s (or any of its successors’) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and MBC are jointly responsible.

Releasors further understand that nothing in this Release is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of federal law or regulation, or participating in investigations of  federal law or regulations by the Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any United States agency Inspector General, any self-regulatory agencies or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of MBC to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify MBC that he has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Release, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

2.

Review of Release and Voluntary Execution. Executive acknowledges that this Release has been explained to him, that it is written in a manner that he understands, that in exchange for entering into this Release, Executive is receiving consideration of value to which he is not already entitled, that he has had at least twenty-one (21) calendar days to consider whether to sign this Release, that he understands the rights he is releasing and waiving by signing this Release, that such rights and claims do not include those that may arise after he signs this Release, and that he has been advised by this writing to consult with an attorney prior to signing this Release. Executive agrees and represents that he has been advised of and fully understands the right to discuss all aspects of this Release with counsel of his choice. Executive’s signing of this Release establishes that he has sought the advice of or had sufficient opportunity to seek the advice of counsel by the date he signed the document, and that if he signs this Release before the end of the twenty-one (21) day consideration period, Executive’s decision to shorten the twenty-one (21) day consideration period was knowing and voluntary. Executive acknowledges that he has carefully read and fully understands all the provisions of this Release. Executive further acknowledges that he signed this Release with full, knowing, and voluntary agreement as to its terms and without coercion, intimidation, or pressure.

3.

Revocation Period and Effective Date. The Parties agree that each shall execute this Release no later than January 23, 2024.  Executive will have seven (7) calendar days from the date he signs and delivers this Release to MBC to change his mind and revoke this Release, in which case this Release shall be ineffective and of no legal force. Such revocation must be made in writing and sent via hand delivery, courier, email, overnight delivery, or United States mail to The Middlefield Banking Company, Attn: Ronald L. Zimmerly, Jr., 15985 East High Street, P.O. Box 35, Middlefield, OH 44062 or rzimmerly@middlefieldbank.com. To be effective, such revocation must be received by no later than 5:00 p.m. on the seventh (7th) calendar day following Executive signing this Release. If this Release is revoked, then neither party has obligations under this Release and MBC is not required to make any payments set forth in this Release to Executive. The date following the expiration of this revocation period will be the date on which this Release shall become effective, binding, and enforceable (the “Effective Date”).

4.

Outstanding Equity Awards. In consideration of this release granted by Executive and the Releasors in favor of MBC set forth in Section 1 hereof, and provided Executive does not revoke this Release pursuant to Section 3 hereof, MBC shall waive the service and performance conditions in the 2017 Omnibus Equity Plan Stock Award Agreements dated February 23, 2021, February 23, 2022, and March 10, 2023, and accelerate Executive’s stock awarded to Executive pursuant to those agreements. The stock awarded to Executive shall vest as of the Effective Date, as follows:

a.	2,921 shares from the 2017 Omnibus Equity Plan Stock Award dated February 23, 2021 (Section 6(d) below);

b.	3,931 shares from the 2017 Omnibus Equity Plan Stock Award dated February 23, 2022 (Section 6(e) below); and

c.	4,105 shares from the 2017 Omnibus Equity Plan Stock Award dated March 10, 2023 (Section 6(f) below).

5.

Additional Consideration to Executive.  In consideration of this release granted by Executive and the Releasors in favor of MBC set forth in Section 1 hereof, and provided Executive does not revoke this Release pursuant to Section 3 hereof, Executive shall be entitled to the additional consideration set forth in this Section 5.

a.

Contribution to Executive’s 2018 SERP Agreement. For the 2023 Plan Year under the Executive Variable Benefit Deferred Compensation Agreement dated July 9, 2018, by and between The Middlefield Banking Company and James R. Heslop, II (the “2018 SERP Agreement”), MBC and Executive agree that MBC shall credit the Account Balance in the amount of $56,250.00.  Capitalized terms in this Section 5(a) shall have the meanings assigned to such terms by the 2018 SERP Agreement.

b.

Payment in Lieu of an Award under the Annual Incentive Plan and other Welfare Plans.  MBC and Executive agree that Executive shall receive a gross payment in the amount of $199,100 in lieu of any award to which Executive would otherwise be entitled under The Middlefield Banking Company Annual Incentive Plan (the “Annual Incentive Plan”) for the 2023 Plan Year and other welfare plans in which he participates.  MBC will make the payment required by this Section 5(b), less legally required withholdings, in a lump sum on the next business day following the expiration of the Effective Date.  By accepting the payment under this Section 5(b), Executive expressly relinquishes all expectation of and entitlement to an award under the Annual Incentive Plan and payments for other welfare plans. Executive understands that in no event shall any payment to him, or any part thereof, be considered earnings or compensation for any other MBC employment purposes, including but not limited to benefits, benefit plans, and retirement plans.

6.

Surviving Agreements and Indemnification Protections. Executive and MBC understand and agree that the following agreements remain in full force and effect according to their terms and are not subject to the release set forth in Section 1 hereof (subject to the provisions of Section 4 of this Agreement):

a.	the Executive Survivor Income Agreement dated June 20, 2003, by and between The Middlefield Banking Company and James R. Heslop, II;

b.	the Amended Executive Deferred Compensation Agreement dated May 8, 2008, by and between The Middlefield Banking Company and James R. Heslop, II;

c.	the Executive Variable Benefit Deferred Compensation Agreement dated July 9, 2018, by and between The Middlefield Banking Company and James R. Heslop, II;

d.	the Middlefield Banc Corp. 2017 Omnibus Equity Plan Stock Award Agreement dated February 23, 2021;

e.	the Middlefield Banc Corp. 2017 Omnibus Equity Plan Stock Award Agreement dated February 23, 2022;

f.	the Middlefield Banc Corp. 2017 Omnibus Equity Plan Stock Award Agreement dated March 10, 2023; and

g.

the Indemnification Agreement, dated as of April 1, 2022, between MBC and Executive and obligations with respect to insurance coverage under any of MBC’s (or any successor) directors’ and officers’ liability insurance policies.

7.

Governing Law and Exclusive Jurisdiction. Notwithstanding any particular state’s conflict of laws rules or provisions and to the extent permitted by federal law, this Release shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the State of Ohio. The Parties agree to submit all disputes arising out of or in connection with this Release to the exclusive jurisdiction of an appropriate court having jurisdiction over Geauga County, Ohio. Executive expressly consents to the personal jurisdiction of such a court for any lawsuit filed there against him by MBC arising from or relating to this Release. Notwithstanding the general requirements stated earlier in this Section 7, Executive agrees that MBC, and only MBC, at its sole discretion, may seek injunctive or other equitable relief to enforce the terms of this Release in any court of competent jurisdiction.

8.

Post-Employment Restrictions. The restrictions in this Section 8 have been negotiated, presented to, and accepted by Executive contemporaneous with the offer and acceptance by Executive of this Release. Executive acknowledges and agrees that the post-employment restrictions contained in Section 14 of the 2017 Omnibus Equity Plan Stock Award Agreements dated February 23, 2021, February 23, 2022, and March 10, 2023, remain in full force and effect as stated therein.  The capitalized terms, “Restricted Period,” “Restricted Territory,” “Customer,” and “Financial Products or Services,” in this Section 8 shall have the meanings assigned to those terms in Section 14 of the 2017 Omnibus Equity Plan Stock Award Agreements dated February 23, 2021, February 23, 2022, and March 10, 2023.

a.

Promise of no competition. Executive promises and agrees that during the Restricted Period in the Restricted Territory Executive will not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by MBC to Customers during the two years immediately before Executive’s employment termination with MBC, or (y) as offered by MBC to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (a), Executive promises that during the Restricted Period Executive will not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing Financial Products or Services in the Restricted Territory.

b.

Acknowledgment and remedies. Executive acknowledges and agrees that the provisions of this Section 8 have been negotiated and carefully determined to be reasonable and necessary for the protection of MBC’s legitimate business interests. Executive acknowledges and agrees that a violation of this Section 8 is likely to cause immediate and irreparable harm to MBC, requiring injunctive relief. If a breach or threatened breach by Executive of any provision of this Release occurs, MBC and its successors and assigns may without bond obtain an injunction restraining Executive from violating the terms of this Release, and also may institute an action against Executive to recover damages from Executive for the breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Ohio law. The Parties acknowledge that the provisions of this Section 8 are enforceable by MBC and its successors and assigns. The Parties agree that if any of the provisions of this Section 8 are deemed unenforceable by a court of competent jurisdiction, the unenforceable provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the Parties is to afford the broadest restriction on post-employment activities as set forth in this Release. If MBC initiates legal action to enforce the provisions of this Section 8 or to recover damages for Executive’s violation of this Section 8 and if as a result of that legal action Executive is held to have violated this Section 8, Executive must reimburse MBC for reasonable costs for enforcement of this Section 8, including but not limited to attorneys’ fees.

c.

Enforcement by successors. The provisions of this Section 8 are binding upon and enforceable by MBC and any successor to MBC, including any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of MBC. Executive’s consent is not necessary for any assignment or transfer of the rights and obligations of this Section 8 that occurs or is deemed to occur as the result of any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of MBC.

9.

Confidentiality.  In consideration of this Release, and in addition to any obligations that may exist under the Uniform Trade Secrets Act or other statute or under common law, Executive acknowledges that, during Executive’s employment with MBC, Executive had access to confidential and proprietary business information that constitutes valuable and unique property of MBC. For purposes of this Agreement, “Confidential Information” means and includes MBC’s confidential and proprietary information and trade secrets that have been or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, information and materials which relate in any way to the products, services, customers, business or affairs of MBC, internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting, product development, and business methods), specific contractual arrangements with, and information about, and the identity of MBC’s customers and its confidential information, copyrights, trade secrets, know-how, compilations of data and analyses, studies, techniques, systems, formulae, records, notes, manuals, documentation, data bases relating thereto, confidential supervisory information, including regulatory examination  reports and correspondence between MBC and any governmental authority. Executive acknowledges that MBC’s business is highly competitive, that the Confidential Information constitutes a valuable, special and unique asset of MBC, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to MBC. Executive acknowledges that disclosure of Confidential Information would cause substantial and irreparable harm, loss of goodwill, and injury to MBC. Executive agrees that, except where disclosure of Confidential Information is legally required, or is permitted pursuant to Section 1 of this Release, Executive will not directly or indirectly (a) divulge, disclose, or communicate any Confidential Information to any person or entity, (b) use any Confidential Information for Executive’s own benefit or for the benefit of any third party, or (c) copy, reproduce, make notes of, appropriate, or take any Confidential Information.

Executive acknowledges and agrees that the breach of the covenants in this Section 9 would cause irreparable injury to MBC that could not sufficiently be remedied by monetary damages and that MBC shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

10.

Severability. If any provision of this Release is held by a court to be enforceable only if modified, or if any portion of this Release is held as unenforceable and stricken, such a holding will not affect the validity of the remainder of this Release, the balance of which will continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Release in lieu of severing the unenforceable provision from this Release in its entirety, whether by rewriting the offending provision or modifying its scope, deleting any or all of the offending provision, adding additional language to this Release, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as expressed to the maximum extent permitted by law. The Parties agree that any modification made by a court will become a part of this Release and treated as though originally set forth herein.

The Parties expressly agree that this Release as so modified by the court will be binding upon and enforceable against each of them. If one or more of the provisions of this Release is held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Release, and if the provision or provisions are not modified as provided above, this Release will be construed as if the invalid, illegal, or unenforceable provisions had not been set forth in this Release.

11.

Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Release, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Release shall affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Release.

12.

Miscellaneous. This Release was reached after good faith, arms-length negotiations and is deemed to be drafted jointly by the Parties. This Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. Any uncertainty or ambiguity shall not be construed against any party based on the attribution of drafting. Executive acknowledges that Executive is not signing this Release based on any promises, representations or inducements outside the terms of this Release.  This Release may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one single instrument. The Parties may sign by electronic signature, which signature shall be considered original.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the  2nd  day of January, 2024.

Middlefield Banc Corp.                                                         James R. Heslop, II

By:    /s/ Ronald L. Zimmerly, Jr                                              /s/ James R. Heslop, II

Name:   Ronald L. Zimmerly, Jr

Title:    President and Chief Executive Officer